Exhibit 99.1

NEWS RELEASE

CONTACTS:	César M. García,
Chairman and Chief Executive Officer
818-709-1244 x 7123
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL CORPORATE VICE PRESIDENT AND CFO PETER L. DONATO RESIGNS

Martin S. McDermut, Former IRIS CFO, Named As Acting Chief Financial Officer

CHATSWORTH, Calif., May 12, 2010 – IRIS INTERNATIONAL, INC. (NASDAQ: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables for use in hospitals and commercial laboratories worldwide, today announced that Corporate Vice President and Chief Financial Officer Peter L. Donato has resigned. Mr. Donato has served as Chief Financial Officer of IRIS since August 2007. Martin S. McDermut, a highly seasoned financial executive who previously served as CFO of IRIS from 1995 to 1999, has joined the Company as Acting Chief Financial Officer while the Company initiates a search for a permanent replacement, for which it has engaged a nationally recognized executive recruiting firm.

“I would like to express our gratitude to Peter for the valuable contributions he made to IRIS International over the last several years in enhancing our financial and accounting systems infrastructure and internal controls processes, and putting in place a strong finance team,” stated César García, Chairman, President and Chief Executive Officer. “We wish him well in his future endeavors.”

Martin S. McDermut, who was named Acting CFO effective immediately, has provided chief financial officer and interim management advisory services since 2007. Since January 1, 2009, Mr. McDermut has been managing director of Avant Advisory Group, a financial advisory and management consulting firm to entrepreneurial and middle market companies. Prior to joining Avant Advisory Group, Mr. McDermut provided financial and management consulting services to various clients as principal of his own financial consulting firm. From February 2000 to March 2006, he was Senior Vice President, Chief Financial Officer, and Secretary of Superconductor Technologies, Inc., a wireless equipment manufacturer and publicly traded company.

“We are fortunate to have an executive of Marty’s caliber assume the role of Acting CFO to lead our financial reporting and finance organization during this interim period,” said Mr. García. “Marty possesses 30 years of senior executive experience, including as CFO of publicly traded NASDAQ and AMEX companies, with a wealth of knowledge in all phases of finance, accounting, administrative, and general management. This experience, combined with his previous role as CFO of IRIS, further reinforces our confidence in his strong capabilities. We look forward to working with Marty while seeking a permanent chief financial officer,” he added.

Mr. McDermut earned a masters of business administration in finance and accounting from the University of Chicago Graduate School of Business and a bachelors in economics from the University of Southern California. He is a licensed Certified Public Accountant, member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants, Financial Executives Institute, and the Alliance of Merger & Acquisition Advisors.

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About IRIS International, Inc.

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 2,700 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections. In addition, the Company is developing molecular diagnostic tests based on its Nucleic Acid Detection Immunoassay, or NADiA®, platform, with applications in oncology and infectious disease. For more information visit www.proiris.com.

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